Exhibit 4.2

THE AGENT’S WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  NEITHER THIS AGENT’S WARRANT NOR SUCH SECURITIES MAY BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (B) UPON RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL, WHICH OPINION OF COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

AGENT’S WARRANT

TO PURCHASE COMMON STOCK

OF

MSO HOLDINGS, INC.

Warrant No. C-

THIS CERTIFIES that, for value received,                                        -, or its permitted assigns registered on the books of the Company (collectively, the “Holder”), is entitled to purchase from MSO Holdings, Inc., a Delaware corporation (the “Company”), at any time, and from time to time, during the exercise period referred to in Section 1 hereof,                                      shares (the “Warrant Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $          per share (as may be adjusted, the “Warrant Share Price”).  Securities issuable upon exercise of this Agent’s Warrant and the price payable therefor are subject to adjustment from time to time as hereinafter set forth.  As used herein, the term “Agent’s Warrant” shall include any warrant or warrants hereafter issued in consequence of the exercise of this Agent’s Warrant in part or transfer of this Agent’s Warrant in whole or in part.

1.                                       Exercise; Payment for Ownership Interest.  The Company shall have reserved sufficient Common Stock (given all other Common Stock share reservations) to allow for the exercise of this Agent’s Warrant and the securities issuable in connection herewith.

1.1.                              Upon the terms and subject to the conditions set forth herein, this Agent’s Warrant may be exercised in whole or in part by the Holder hereof at any time, or from time to time, on or after the date hereof and prior to 5:30 p.m., New York time, on                         , 2009, by presentation and surrender of this Agent’s Warrant to the principal offices of the Company, together with the Purchase Form annexed hereto, duly executed, and accompanied by payment to the Company of an amount equal to the Warrant Share Price multiplied by the number of Warrant Shares as to which this Agent’s Warrant is then being exercised.  Moreover, any transfer of Agent’s Warrants obtained by the Holder in exercise of this Agent’s Warrant is subject to the requirement that such securities be registered under the Securities Act of 1933, as amended (the “1933 Act”), and applicable state securities laws or exempt from registration under such laws.  The Holder of this Agent’s Warrant shall be deemed to be a shareholder owning the

Warrant Shares as to which this Agent’s Warrant is exercised in accordance herewith effective immediately after the close of business on the date on which the Holder shall have delivered to the Company this Agent’s Warrant in proper form for exercise and payment by certified or official bank check or wire transfer of the cash purchase price for the number of Warrant Shares as to which this Agent’s Warrant is then being exercised, or by delivery to the Company of securities of the Company having a value equal to the cash purchase price for such number of Warrant Shares determined as of the date of delivery in accordance with a Cashless Exercise (as defined below).

1.2.                              All or any portion of the Warrant Share Price may be paid by surrendering Warrant Shares effected by presentation and surrender of this Agent’s Warrant to the Company with a Cashless Exercise Form annexed hereto duly executed (a “Cashless Exercise”).  Such presentation and surrender shall be deemed a waiver by the Company, of the Holder’s obligation to pay all or any portion of the aggregate Warrant Share Price in cash.  In the event of a Cashless Exercise, the Holder shall exchange its Agent’s Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares for which the Holder desires to exercise this Agent’s Warrant by a fraction, the numerator of which shall be the difference between the then current market price per share of the Common Stock and the Warrant Share Price, and the denominator of which shall be the then current market price per share of Common Stock.  For purposes of any computation under this Section 1.2, the then current market price per share of Common Stock at any date shall be deemed to be the average for the ten consecutive business days immediately prior to the Cashless Exercise of the daily closing prices of the Common Stock on the principal national securities exchange on which the Common Stock is admitted to trading or listed, including the National Association of Securities Dealer’s Over-The-Counter Bulletin Board, or if not listed or admitted to trading on any such exchange, the closing prices as reported by the Nasdaq National Market, or if not then listed on the Nasdaq National Market, the average of the highest reported bid and lowest reported asked prices as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“Nasdaq”) or if not then publicly traded, the fair market price of the Common Stock as determined by the Board of Directors of the Company in good faith.

1.3.                              If this Agent’s Warrant shall be exercised in part only, the Company shall, upon surrender of this Agent’s Warrant for cancellation, execute and deliver a new Agent’s Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder as to which this Agent’s Warrant has not been exercised.  If this Agent’s Warrant is exercised in part, such exercise shall be for a whole number of Warrant Shares.  Upon any exercise and surrender of this Agent’s Warrant, the Company (i) will issue and deliver to the Holder a certificate or certificates in the name of the Holder for the largest whole number of Warrant Shares to which the Holder shall be entitled and, if this Agent’s Warrant is exercised in whole, in lieu of any fractional Warrant Share to which the Holder otherwise might be entitled, cash in an amount equal to the fair value of such fractional Warrant Share (determined in such reasonable and equitable manner as the Board of Directors of the Company shall in good faith decide), and (ii) will deliver to the Holder such other securities, properties and cash which the Holder may be entitled to receive upon such exercise, or the proportionate part thereof if this Agent’s Warrant is exercised in part, pursuant to the provisions of this Agent’s Warrant.

2.                                       Adjustments.  Securities issuable upon exercise of this Agent’s Warrant and the Warrant Share Price shall be subject to adjustment from time to time as follows:

2.1.                              Stock Dividends, Reorganization, Reclassification, Consolidation, Merger or Sale.  In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect at the time of such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action and the number of shares of Common Stock issuable upon exercise of this Warrant shall be proportionately increased or decreased as the case may be.  Such adjustment shall be made successively whenever any event listed above shall occur.

2.2.                              Issuance of Additional Stock.  If the Company should issue, at any time after the date of this Warrant (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Warrant Share Price in effect immediately prior to the issuance of such Additional Stock, the Warrant Share Price in effect immediately prior to each such issuance shall automatically be adjusted to a price equal to the price at which such Additional Stock is being issued.

2.2.1                        Definition of “Additional Stock.”  For purposes of this Warrant, “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to this Section 2.2 by the Company after the Purchase Date) other than:

(i)                                     Shares of Common Stock issued or issuable pursuant to stock dividends, stock splits, dividends or similar transactions;

(ii)                                  Common Stock (or options, warrants or rights therefor) (such number of shares to be calculated net of any repurchases and cancellations of such shares by the Company and net of any such expired or terminated options, or rights and to be proportionally adjusted to reflect any stock splits, stock dividends, recapitalizations or the like) granted, issued or issuable to employees, officers, directors, contractors, consultants or advisers to the Company pursuant to the Company’s 2004 Equity Incentive Plan, or non-plan option agreements or other arrangements;

(iii)                               Shares of Common Stock, or options, warrants or rights to purchase Common Stock, issued to financial institutions or lessors in connection with equipment lease financing arrangements, real estate leases, credit arrangements, debt financings or other similar commercial transactions approved by the Board of Directors;

(iv)                              Shares of Common Stock issuable upon exercise of options, warrants, convertible securities or rights to purchase any securities of the Corporation outstanding as of the date of this Certificate and any securities issuable upon the conversion thereof;

(v)                                 Shares of Common Stock, or options, warrants or rights to purchase Common Stock, issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

(vi)                              Shares of Common Stock issued or issuable upon conversion of the Series A Convertible Preferred Stock of the Company; and

(vii)                           Shares of Common Stock issued or issuable by the Company in a public offering prior to or in connection with which all outstanding shares of Series A Convertible Preferred Stock of the Company will be converted to Common Stock.

2.2.2                        No Fractional Adjustments.  No adjustment of the Warrant Share Price shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

2.2.3                        Determination of Consideration.  In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.  In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors.

2.2.4                        Deemed Issuances of Common Stock.  In the case of the issuance (whether before, on or after the Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 2.2:

(i)                                     The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents.

(ii)                                  In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Warrant Share Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(iii)                               Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any of the Series A Convertible Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(iv)                              The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to this Section 2.2 shall be appropriately adjusted to reflect any change, termination or expiration of the type described in this Section 2.2.

2.2.5                        No Increased Conversion Price.  Notwithstanding any other provisions of this Section 2.2, except to the limited extent set forth in this Section 2.2, no adjustment of the Warrant Share Price pursuant to this Section 2.2 shall have the effect of increasing the Warrant Share Price above the Warrant Share Price in effect immediately prior to such adjustment.

2.3.                              Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Warrant) provision shall be made so that the holder hereof shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2.3 with respect to the rights of the holders of this Warrant after the recapitalization to the end that the provisions of this Section 2.3 shall be applicable after that event and be as nearly equivalent as practicable.

2.4.                              All calculations under this Section 2 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.  Anything in this Section 2 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Exercise Price, in addition to those required by this Section 2, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Company shall not result in any federal income tax liability to the holders of Common Stock or securities convertible into Common Stock (including the Warrants).

2.5.                              In the event that at any time, as a result of an adjustment made pursuant to this Section 2, the Holder of this Warrant thereafter shall become entitled to receive any shares of the

Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 2.

2.6.                              In case of any reclassification or capital reorganization, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification or capital reorganization) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of this Warrant shall have the right thereafter upon conversion of this Warrant in accordance with the provisions of this Section 2, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been received upon conversion of this Warrant immediately prior to such reclassification, consolidation, merger, sale or conveyance.  Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant.  The Company shall not effect any such consolidation, merger, sale, transfer or other disposition, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to the holder of this Warrant at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities, cash or properties as, in accordance with the foregoing provisions, such holder may be entitled to acquire.  The above provisions of this paragraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

2.7.                              Other Action Affecting Warrant Shares.  If the Company takes any action affecting its shares of Common Stock after the date hereof, that would be covered by Sections 2.1, 2.2 or 2.3 but for the manner in which such action is taken or structured, other than an action described in Sections 2.1, 2.2 or 2.3 which would in any way diminish the value of this Agent’s Warrant, then the Warrant Share Price shall be adjusted in such manner as the Board of Directors of the Company shall in good faith determine to be equitable under the circumstances.

2.8.                              Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Warrant Share Price pursuant to this Section 2, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms of this Agent’s Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company will forthwith mail, by first class mail, postage prepaid, a copy of each such certificate to the Holder of this Agent’s Warrant at the address of such Holder as shown on the books of the Company.

2.9.                              Other Notices.  If at any time:

2.9.1                        the Company shall (i) offer for subscription pro rata to the holders of shares of the Common Stock any additional equity in the Company or other rights; (ii) pay a dividend in additional shares of the Common Stock or distribute securities or other property to the holders of shares of the Common Stock (including, without limitation, evidences of indebtedness and equity and debt securities); or (iii) issue securities convertible into, or rights or warrants to purchase, securities of the Company;

2.9.2                        there shall be any capital reorganization or reclassification or consolidation or merger of the Company with, or sale, transfer or lease of all or substantially all of its assets to, another entity; or

2.9.3                        there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, to the Holder of this Agent’s Warrant at the address of such Holder as shown on the books of the Company, (a) at least 15 days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such subscription rights, dividend, distribution or issuance, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days’ prior written notice of the date when the same shall take place if no stockholder vote is required and at least 15 days’ prior written notice of the record date for stockholders entitled to vote upon such matter if a stockholder vote is required.  Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such subscription rights, the date on which the holders of shares of Common Stock shall be entitled to exercise their rights with respect thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.  Failure to give the notice referred to herein shall not affect the validity or legality of the action which should have been the subject of the notice.

3.                                       No Voting Rights.  Except as otherwise provided herein, this Agent’s Warrant shall not be deemed to confer upon the Holder any right to vote or to consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof.

4.                                       Agent’s Warrant Transferable.  This Agent’s Warrant and all rights hereunder are transferable, in whole or in part, at the principal offices of the Company by the Holder hereof, upon surrender of this Agent’s Warrant properly endorsed; provided, however, that without the prior written consent of the Company, this Agent’s Warrant and all rights hereunder may be transferred only (i) to an affiliate of the initial Holder hereof or successor in interest to any such person in a transaction exempt from registration under the 1933 Act; or (ii) pursuant to the registration of this Agent’s Warrant or the Warrant Shares under the 1933 Act or subsequent to one year from the date hereof under Rule 144 or other exemption from such registration.

5.                                       Agent’s Warrant Exchangeable; Loss, Theft, Destruction, Etc.  This Agent’s Warrant is exchangeable, upon surrender hereof by the Holder hereof at the principal offices of the Company, for new Agent’s Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the Warrant Shares which may be subscribed for and purchased hereunder, each such new Agent’s Warrant to represent the right to subscribe for and purchase such Warrant Shares (not to exceed the maximum aggregate Warrant Shares which may be purchased hereunder) as shall be designated by such Holder hereof at the time of such surrender.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Agent’s Warrant and, in the case of any such loss, theft or destruction, upon delivery of a bond or indemnity satisfactory to the Company, or, in the case of any such mutilation, upon surrender or cancellation of this Agent’s Warrant, the Company will issue to the Holder hereof a new Agent’s Warrant of like tenor, in lieu of this Agent’s Warrant, representing the right to subscribe for and purchase the Warrant Shares which may be subscribed for and purchased hereunder.

6.                                       Legends; Investment Representations.  Any certificate evidencing the securities issued upon exercise of this Agent’s Warrant shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  SUCH SECURITIES MAY NOT BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (B) UPON RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL, WHICH OPINION OF COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

7.                                       Modifications and Waivers. The terms of the Agent’s Warrant may be amended, modified or waived by written agreement of the Company and the Holder.

8.                                       Miscellaneous. The Company shall pay all expenses and other charges payable in connection with the preparation, issuance and delivery of this Agent’s Warrant and all substitute Agent’s Warrants other than as set forth in this Section 8.  The Holder shall pay all taxes (other than any issuance taxes, documentary stamp taxes and transfer taxes, which shall be paid by the Company) in connection with such issuance and delivery of the Warrant Shares and the Agent’s Warrants.

The Company shall maintain, at the office or agency of the Company maintained by the Company, books for the registration and transfer of the Agent’s Warrant.

9.                                       Reservation of Warrant Shares.  The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, solely for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of this Agent’s Warrant, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of this Agent’s Warrant.

The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.  The Company will keep a copy of this Agent’s Warrant on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by this Agent’s Warrant.  The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to the Holder pursuant to Section 2.8 hereof.

The Company covenants that all Warrant Shares which may be issued upon exercise of this Agent’s Warrant will, upon issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests arising through the Company with respect to the issue thereof.

10.                                 Registration Rights.  The Company agrees to register the Warrant Shares for resale under the Securities Act on the terms and subject to the conditions set forth in the Registration Rights Agreement between the Company and each of the investors in the Offering.

11.                                 Descriptive Headings and Governing Law.  The descriptive headings of the several paragraphs of this Agent’s Warrant are inserted for convenience only and do not constitute a part of this Agent’s Warrant.  This Agent’s Warrant shall be construed and enforced in accordance with the laws of the State of New York, and the rights of the parties shall be governed by, the law of such State.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Agent’s Warrant Certificate to be duly executed by its officer thereunto duly authorized as of the        day of                              .

MSO Holdings, INC.

By:
Name: Albert Henry
Title: Chief Executive Officer

PURCHASE FORM

Dated:                    ,

The undersigned hereby irrevocably elects to exercise the within Agent’s Warrant to the extent of purchasing                           Warrant Shares (as such Warrant Shares have been adjusted to date) and hereby makes payment of $          in payment of the exercise price thereof.

CASHLESS EXERCISE

Dated:                    ,

The undersigned irrevocably elects to exercise the within Agent’s Warrant for  Warrant Shares (as such Warrant Shares have been adjusted to date) and hereby makes payment pursuant to the Cashless Exercise provision of the within Agent’s Warrant, and directs that the payment of the Warrant Share Price be made by cancellation as of the date of exercise of a portion of the within Agent’s Warrant in accordance with the terms and provisions of Section 1(b) of the within Agent’s Warrant.

ASSIGNMENT

TO BE EXECUTED BY THE HOLDER
IN ORDER TO ASSIGN WARRANTS

FOR VALUE RECEIVED,                                             hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

[please print or type name and address]

                                                   of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints                                                                                                                             Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
X

Signature Guaranteed

THE SIGNATURE TO THE ASSIGNMENT OR THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (A BANK, STOCKBROKER, SAVINGS AND LOAN ASSOCIATION OR CREDIT UNION WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM) PURSUANT TO RULE 17Ad-15 OF THE SECURITIES EXCHANGE ACT OF 1934.